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                         IVEX PACKAGING CORPORATION
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                          IVEX PACKAGING CORPORATION
                        March 19, 2002 Conference Call

Operator:              Ivex Packaging host Frank Tannura. Conference I.D. is
                       632222 on March 19 of 2002 at 10:00 a.m. Central time.

Conference
Call Monitor:          Ladies and gentlemen, thank you for standing
                       by. Welcome to the Ivex Packaging Corporation teleconference. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session with instructions given at that time. If you should require assistance during the call, please press zero, then star, and an operator will assist you. As a reminder, this teleconference is being recorded. I would now like to turn the conference over to the Vice President and Corporate
                       Treasurer, Mr. Rick Cote. Please go ahead, sir.

Mr. Cote:              Good morning everyone. During this conference call, we
                       may make statements which are forward looking. Any such forward-looking statements are based on the company's current expectations. Because forward-looking statements involve risk and uncertainty, the company's actual results may differ materially. Among the facts that could cause results to differ materially from current expectations are the risks and circumstances described in the documents the company files with the Securities and Exchange
                       Commission, specifically forms 10-K and 10-Q. And with that introduction, I can turn it over to Mr. George
                       Bayly, President and CEO.

Mr. Bayly:             Thank you for joining us on the conference call this
                       morning.

                       The purpose of the call is to discuss the press release that was issued yesterday after the close of the market.

                       We have executed a cash merger agreement with Alcoa Inc. under which our shareholders will receive $21.50 in cash and a distribution of Ivex's 48% interest in the common stock of Packaging Dynamics Corporation. The transaction is subject to customary regulatory approvals and also Ivex shareholder approval. We would expect the close of the transaction by the end of the second quarter. We believe the Ivex business is an excellent franchise and will continue to perform quite successfully in the future. The business will be able to do even better with a larger platform and as part of a business with a broader market approach and reach and a complementary product profile. Twenty-one dollars and fifty cents represents approximately eight times 2001 EBITDA, which we believe represents good value for our shareholders. It certainly reflects that Alcoa is a strategic buyer with significant synergies. We have continually believed that our investment in Packaging Dynamics has been undervalued by the public market, given the fact that it is a minority position and an off- balance-sheet investment. Through the distribution of Packaging Dynamics stock, we will be able to deliver that value to our shareholders. In addition to delivering value to our shareholders, I personally could not be happier with Alcoa as a buyer for Ivex and our customers, employees and business partners. Alcoa is a premier global company with significant commitment to the packaging industry. In 2001, 12% of Alcoa's $23 billion in revenue, came from their packaging and consumer business. At this time, I would like to turn the call over to Frank Tannura, our Chief Financial Officer and let him talk further about the transaction process and also Packaging Dynamics.

Mr. Tannura:           Thank you, George.

                       The process will be a fairly traditional type of process for a cash merger. We will be filing a proxy statement along with Alcoa in the early part of April which we would anticipate would have a 30-day SEC review and approval would be anticipated. Following that we will arrange for a shareholder meeting for the vote and give appropriate notice and would expect to be able to close both the Packaging Dynamics spinoff and the Alcoa purchase of the Ivex shares by the end of the second quarter.

                       What we actually thought might be most helpful this morning, in addition to reviewing the transaction itself, is to spend a little bit of time speaking to Packaging Dynamics. Those of you who have followed the company and have been investors of the company are familiar to some extent with that business, but we would like to talk a little bit more about it. And we did include two pages of descriptive and financial information in our press release so that you could begin to understand what that business is all about. It is essentially, as we refer to it, as a "mini Ivex" on the paper side. It is a vertically-integrated specialty packaging business providing specialty bags, food wraps, both paper-based, printed, and laminated foil-type products. It's got the premier position in its market segments. The business was formed in November of '98 when Ivex contributed a paper operation to Packaging Dynamics which, at that point, was a newly-formed entity. Packaging Dynamics immediately acquired the largest of its businesses, which is Bagcraft Corporation of America, which really is the leader in the various market segments it competes in. Bagcraft had long been a customer of the Detroit operation, which is our paper operation, and there was an opportunity for further integration which would certainly help the economics, but more importantly, quality and service, new product development. We had a plan for Packaging Dynamics that was not dissimilar to the Ivex strategy, and that is to continue to build both through internal growth and acquisitions a very strong market leader with critical mass in its segments. We followed the original formation of the business in '98 with an acquisition in July of '99 of International Converter, Inc., which we refer to as ICI in the press release, which was a leading converter of aluminum foil and paper-based packaging products. In particular, they had a stronger position and better capabilities in foil-laminated products, actually, then Bagcraft did, so it was quite complementary and really began to build a force. And if you think about the products from a sandwich-wrap standpoint, if you can go into a quick-serve restaurant and think about historically a Burger King sandwich, it would be wrapped in a paper printed package that wraps around the burger. You go into Wendy's historically, and that is a foil- laminated type of a product. The foil-laminated is a higher- end product, and there actually is continued movement to more foil-based products as it is actually a better package, and it is more expensive, but it is a better package for the products.

                       The business is $235 million in net revenues in 2001 with EBITDA in 2001 of approximately $23 million, $22.6 million to be exact in 2001. The business will have pro forma debt of $83 million. Ivex had a note interest, debt interest, as well as an equity interest. That note is being converted to equity in connection with the transaction, so the outstanding debt of the combined business will be $83 million. All of the debt with one or two minor exceptions is provided by a senior bank group. That credit agreement will stay in place through the transaction. The ownership interest of that business is 48% owned by Ivex, 48.2%. Those shares will be distributed to the public. There is a partnership known as Packaging Investors that owns 42.2%. Packaging Investors is an entity affiliated with Keystone Inc., which is an investment vehicle of Robert Bass, and, as some of you probably remember, Robert Bass was a principal of Acadia Partners, which was the LBO fund that bought several of the businesses that now comprise Ivex back in the mid- to late-1980s and has had an interest in our family over the years. Management, both at Ivex and Packaging Dynamics, also own a significant portion of the company, 9.6%. So, again, like Ivex, there is quite a significant management financial interest in this business, and I think you should be comfortable that that helps ensure that our interests are absolutely aligned.

                       Going forward, we would expect that the current board members of Packaging Dynamics, which are George Bayly, the Ivex Chairman, Tony Scotto, who's been a board member of Ivex for over ten years and a board member of Packaging Dynamics since its formation. I would expect that he would continue to be a board member. I've been a board member of Packaging Dynamics and would expect to continue as a board member. And we will probably recruit a couple of additional members so that that board winds up being five or six people as we go forward as a public company.

                       From a management standpoint, over the last 18 months, we have put in place, really what is a stand-alone management team, with the Ivex senior management providing oversight, but that business has it's own CEO, Phil Harris, it's got its own management team and really is capable of functioning as an independent business. As we go forward, I will, as I have for the last few years, continue to have an ongoing role in that business and probably will have a management role in the ongoing operations of that business as we go forward.

                       And, I think relative to the Packaging Dynamics, that is, while we're in a position to be able to tell you today, we tried to be as descriptive and helpful as we could in the press release, and as we move forward with the required filings that are necessary to accomplish the transactions, you'll have access to even additional information. And, at that point I think our comments are complete, and if there are any questions at this point, we would be happy to entertain them or we'll finish the call.

Conference
Call Monitor:          Thank you. Ladies and gentlemen, if you wish to ask a
                       question, please press the one on your touch-tone phone at this time. We'll open the line of Dan
                       Bohassaba with Deutsche Bank.

Mr. Khoshaba:          You really chopped that up.  It's K-H-O-S-H-A-B-A.
                       Morning, guys.

Mr. Tannura:           We know who it is.

Mr. Bayly:             Good morning.

Mr. Tannura:           Hi, Dan.

Mr. Khoshaba:          Can you talk a little bit about how kind of the gross
                       strategy of Packaging Dynamics--the company according to my calculation is leveraged just under four times, and how do you intend to grow this business? Where is the kind of unique areas that this Packaging Dynamics will be focusing on?

Mr. Tannura:           Yeah, I think the pro forma leverage is about probably
                       closer to three-and-a-half times but it's certainly got a fair amount of leverage. Dan, I think those markets will grow again at mid- single digits. It probably is slightly lower growth rates than the plastic side of Ivex so maybe its more like 4-5 percent instead of 6-7 percent. There is--it is highly fragmented, the marketplace. There are a lot of very small players, much like the Ivex marketplace was in thermo-forming ten years ago. So, our view is that in addition to getting more than our share of market growth, that we're going to be smart about where we decide to play and not play in markets where the returns aren't available, but that, in addition to growing with the market, we are going to be able to find opportunities to pursue and consider add-on acquisitions. I think that there may well be an opportunity to structure some of those opportunities with owners participating in the financing of that, be it seller notes or equity in the company, and we've got indications that that may be a possibility. So, I think that we're cognizant of our balance sheet. I think we understand how to manage with a balance sheet like this and grow the company and balance the two, and so I think it's a situation that we're comfortable we can balance the balance sheet with the growth opportunities.

Mr. Khoshaba:          Okay, and can you give us a 2002 revenue and EBITDA
                       estimate for that business yet, Frank?

Mr. Tannura:           At this point, we're not really able to do that, Dan.
                       But I think you could, with my comments on the market growth, I think you could . . .

Mr. Khoshaba:          Okay. Make a calculation? Lastly, is there a break-up
                       fee to this deal?

Mr. Tannura:           There is a break-up fee.  It is two percent of the equity
                       purchase price [inaudible] I believe is about $9 million.

Mr. Khoshaba:          Okay. Okay, thanks, Frank.

Mr. Tannura:           Thanks, Dan.

Conference
Call Monitor:          The next line that we'll open is George Staphos at
                       Salomon Smith Barney. Please go ahead.

Mr. Staphos:           Hey guys, congratulations. Good luck with all the
                       closing.

Mr. Tannura:           Thank you.

Mr. Staphos:           Couple of questions just piggybacking on Dan's. Are
                       there any other opt-outs for both parties that are driven by fundamentals or anything like that? Or is it pretty much, you expect a pretty easy closing?

Mr. Tannura:           Well, I'll tell you what the transaction looks like,
                       and you can judge what it looks like from here to closing. But it is a very, what I would call a very clean contract. It is fully financed. It is fully committed from a diligence standpoint. It is fully approved at the board level of Alcoa. Really, the only conditions are the regulatory approvals, the Ivex shareholder approval, the Packaging Dynamics transaction being completed, which shouldn't be an issue, and then there's your standard material adverse change type of provision, but that's it.

Mr. Staphos:           Right, and I mean I expect the trends for the business
                       are relatively solid but barring that there are no other certain criteria that you'd have to make until next quarter, so . . . to make the deal final.

Mr. Tanuura:           Other than a traditional MAC or material adverse change,
                       there's no  conditions on the business whatsoever.

Mr. Staphos:           George, could you comment what some of the synergies
                       would be for Alcoa from a product and distribution point of view or, for you, frankly, in terms of being on a bigger platform?

Mr. Bayly:             Yeah, George. I think that this is from our viewpoint
                       an incredibly strategic fit. Complementary product lines, opportunity to grow, to build a platform and to take Ivex to the next level. But, to be specific beyond that, you know I really can't do that on this call. We'll have to do it at a later date.

Mr. Tannura:           I think that's really a question for Alcoa, rather
                       than us, George.

Mr. Staphos:           Okay, Frank. And I was going to ask a related question
                       just in terms of the dollar amounts that they've talked about for synergies, but I would imagine that's also the same medium or same time conference call, we shouldn't talk about it here.

Mr. Tannura:           Yeah, and I think it's more fundamentally it's really
                       a question for Alcoa than us at this point.

Mr. Staphos:           Okay.

Mr. Tannura:           Thanks.

Mr. Staphos:           Signing off, guys.

Conference
Call Monitor:          And please continue with your presentation, gentlemen.

Mr. Tannura:           I think at this point that George and my comments are
                       complete, and we are happy to answer the few questions there are, and if there's no other questions outstanding we would conclude today's call and thank everybody for their interest and participation.

Conference
Call Monitor:          Thank you. Ladies and gentlemen, this teleconference
                       will be available for replay beginning today at 6:30 p.m. and running through March 22. You may access the AT&T Executive Playback Service at anytime by dialing
                       (800) 475-6701; international participants may dial
                       (320) 365-3844; and your access code is 632222. Again, the toll free number is (800) 475-6701, and international is (320) 365-3844, and your access code is 632222. That does conclude your teleconference for today. Thank you for your participation and for using the AT&T Executive Teleconference. You may now disconnect.


                                ***********

In connection with the proposed merger of Ivex with a wholly-owned subsidiary of Alcoa Inc., Ivex filed a preliminary proxy statement on
Schedule 14A with the Securities and Exchange Commission on April 12, 2002. Ivex stockholders are urged to read the definitive proxy statement when it becomes available because it will contain important information. Ivex stockholders may obtain free copies of the definitive proxy statement, when it becomes available, and other documents filed with the Securities and Exchange Commission by Ivex and Packaging Dynamics in connection with the merger at the Securities and Exchange Commission's web site at http://www.sec.gov. Stockholders of Ivex may also obtain for free the definitive proxy statement and other documents filed by Ivex with the Securities and Exchange Commission in connection with the merger by directing a request to Ivex at 100 Tri-State Drive, Lincolnshire, Illinois 60069; Attention: Investor Relations.

                                ***********

Ivex and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Ivex stockholders with respect to the merger. Information regarding these directors and executive officers and their ownership of Ivex common stock is contained in Ivex's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. Additional information regarding these directors and executive officers and their interests will be included in the definitive proxy statements.

                                ***********